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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-37678


                              Prospectus Supplement
                       (To Prospectus Dated June 27, 2000)


                               SEDONA CORPORATION

                                1,692,308 shares

                                  Common Stock
                                     Warrant

         This is an offering of 1,538,462 shares of our common stock and a warrant to purchase 153,846 shares of our common stock. Our common stock is traded on the Nasdaq SmallCap Market under the symbol SDNA. On January 23, 2001, the closing price of one share of our common stock was $1.03. You should read this prospectus supplement and the related prospectus carefully before you invest.

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         Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 4 of our prospectus dated June 27, 2000.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



           The date of this prospectus supplement is January 24, 2001.


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                                TABLE OF CONTENTS


                                                               Page
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        Use of Proceeds.....................................    S-3

        Market for Our Common Stock.........................    S-3

        Plan of Distribution................................    S-3

        Forward-Looking Statements..........................    S-3


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         You should rely only upon information contained or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained or incorporated by reference in this prospectus supplement and the related prospectus. The information contained in this prospectus supplement is current only as of its date, regardless of the time of delivery of this prospectus supplement or of any sale of the shares of common stock.

         We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.



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                                 USE OF PROCEEDS

         The net proceeds to us from this offering will be approximately $930,000. We plan to use the net proceeds for working capital and general corporate purposes.


                           MARKET FOR OUR COMMON STOCK

         On January 23, 2001, the closing price of one share of our common stock on the Nasdaq Small Cap Market was $1.03. As of that date, and before the issuance of shares of common stock pursuant to this prospectus supplement, we had 31,225,442 shares of common stock outstanding.


                              PLAN OF DISTRIBUTION

         We are offering 1,538,462 shares of our common stock under this prospectus supplement for an aggregate purchase price of $1,000,000. We will also issue to the purchaser of these shares of common stock a four (4) year warrant to purchase 153,846 shares of our common stock at an exercise price per share of $0.91. Upon the sale of this common stock, we will pay a $70,000 sales commission to Ladenburg Thalmann & Co. Inc., as placement agent in connection with this offering. We will also issue Ladenburg Thalmann a warrant to purchase 107,692 shares of our common stock at an exercise price per share of $0.72. We will not pay any other compensation in conjunction with this sale of common stock. We have agreed to indemnify Ladenburg Thalmann against liabilities under the Securities Act of 1933.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations and state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors in the prospectus dated June 27, 2000. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.



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